EXHIBIT 4.7
GEOEYE, INC.

AMENDMENT

TO THE

2010 OMNIBUS INCENTIVE PLAN

This Amendment (the “Amendment”) to the 2010 Omnibus Incentive Plan approved by a majority of the shareholders on June 3, 2010, (the “Plan”) is made as of the 27th day of April, 2011 (the “Amendment Date”) by resolution of the Board of Directors of GeoEye, Inc., a Delaware corporation (the “Company”). Except as set forth in this Amendment, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Plan.

1.           Amendment to Plan. Effective as of the Amendment Date, the Plan is hereby amended as follows:

(a)           Section 9.2 of the Plan is hereby amended by adding the following subparagraph after the first paragraph thereof:

9.2(a) Minimum Vesting Period. Notwithstanding the foregoing, Performance Awards granted to Employees, Consultants and Directors shall have a Vesting Period of not less than (i) three (3) years from date of grant (but permitting pro rata vesting over such time) if subject only to continued service with the Company or a Subsidiary and (ii) one (1) year from date of grant (but permitting pro rata vesting over such time) if the Vesting Period or the grant is subject to the achievement of performance objectives (which one (1) year period shall be deemed satisfied if such Awards are granted in lieu of cash awards that have been earned based on a performance period of at least one year), notwithstanding clause (i) above, subject in either case to accelerated vesting in the Committee's discretion in the event of the death, disability or retirement of the Participant or a Change in Control. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants to Employees of up to 10% of the number of Shares available for Awards under Section 3.1(a) on the Effective Date, as may be adjusted by Sections 3 and 12.2. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to (i) the minimum Vesting Period requirements in the prior sentence and (ii) the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Performance Award intended to comply with the performance-based exception under Code Section 162(m).

2.           No Other Amendment. Except as expressly set forth in this Amendment, the Plan shall remain unchanged and shall continue in full force and effect according to its terms.

3.           Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of law and construed accordingly.

This Amendment to the Plan was adopted by the Board of Directors of the Company as of April 27, 2011.

William L. Warren
Executive Vice President, General Counsel and Secretary

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